Exhibit 5.1

Tel Aviv, June 1, 2021
Our ref: 8694.1509

ZIM Integrated Shipping Services Ltd.

9 Andrei Sakharov St.

Haifa

Israel

Re: ZIM Integrated Shipping Services Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel for ZIM Integrated Shipping Services Ltd., an Israeli company (the “Company”), in connection with the offering and sale by certain shareholders of the Company (the "Selling Shareholders") of an aggregate of up to 6,730,583 ordinary shares, no par value, of the Company (“Offered Shares”). The Offered Shares are being sold in connection with the underwritten public offering of the Company (the “Offering”) pursuant to a registration statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof.

In connection therewith, we have examined and relied upon copies of the (i) Registration Statement, (ii) the Company’s amended and restated articles of association (the "Amended Articles"), (iii) resolutions of the Company's board of directors provided to us by the Company, (iv) the form of underwriting agreement by and among the Company, the Selling Shareholders and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Barclays Capital Inc., as representatives of the underwriters (collectively, the “Underwriters”) and (v) such corporate records, certificates instruments, and other documents relating to the Company and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, certificates instruments and documents we have reviewed, and the legal capacity of all natural persons. As to any facts material to such opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

We are members of the Israeli bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Offered Securities to be sold to the Underwriters as described in the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Gross & Co.